250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Rachael Murray Tel: (518) 415-4313

FOR IMMEDIATE RELEASE

Arrow Announces Acquisition of Whitehall, N.Y. Branch

GLENS FALLS, N.Y. (March 4, 2024) — Arrow Financial Corporation (NasdaqGS® - AROW) today announced that its bank subsidiary, Glens Falls National Bank and Trust Company, has entered into a definitive agreement with Berkshire Bank, a subsidiary of Berkshire Hills Bancorp, Inc. (NYSE: BHLB), under which Glens Falls National Bank will acquire the branch office at 184 Broadway, Whitehall, New York.

The sale is targeted for completion by the end of the third quarter of 2024, subject to customary regulatory approvals. Following the anticipated completion of the sale, Glens Falls National Bank will operate a total of nine branches in Washington County.

“We are thrilled to announce the acquisition of the Whitehall location from Berkshire Bank, and we are eager to welcome its customers to our Arrow Family of Companies,” said Dave DeMarco, President and CEO of Arrow Financial Corporation and Glens Falls National Bank. “This strategic move marks a milestone in our growth and underscores our commitment to expanding our market presence, allowing us to further enhance our offerings and drive value for our shareholders. We have a long history of meeting diverse financial needs in Washington County and communities like Whitehall. With our commitment to the area and our local expertise, we are confident this will be a smooth transition for our new customers.”

The Whitehall branch includes deposit accounts with an aggregate approximate balance of $39 million and loans with an aggregate approximate balance of $3 million. The sale includes the branch premises and substantially all of the personal property and equipment used in the business. All employees associated with the Whitehall branch will be offered employment with the Arrow Family of Companies. Arrow’s advisor for the purchase was Piper Sandler & Co. and legal counsel was provided by Thompson Coburn LLP.

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Arrow Financial Corporation (NasdaqGS® - AROW) is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc., and Upstate Agency, LLC, specializing in property and casualty insurance and group health and employee benefits.

The information in this document may contain statements based on management’s beliefs, assumptions, expectations, estimates and projections about the future. Such "forward-looking statements," as defined in Section 21E of the Securities Exchange Act of 1934, as amended, involve a degree of uncertainty and attendant risk. Actual outcomes and results may differ, explicitly or by implication. We are not obligated to revise or update these statements to reflect unanticipated events. This document should be read in conjunction with Arrow’s Annual Report on Form 10-K for the year ended December 31, 2022 and other filings with the Securities and Exchange Commission.

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